Exhibit (a)(8)




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FOR IMMEDIATE RELEASE

     MacKenzie Patterson Fuller, Inc. announces extension of tender offer for UNITED INVESTORS INCOME PROPERTIES, L.P.

     Moraga, Calif. (Business Wire)--August 5, 2005-- MPF DeWaay Fund 2, LLC, MPF Flagship Fund 10, LLC, Mackenzie Patterson Special Fund 5, LLC, Mackenzie Patterson Special Fund 6, LLC, Mackenzie Patterson Special Fund 6-A, LLC, Mackenzie Patterson Special Fund 7, LLC, MPF Income Fund 21, LLC, MPF DeWaay Premier Fund 2, LLC, MPF Flagship Fund 9, LLC, MPF-NY 2005, LLC, and Steven Gold (the "Purchasers") have extended the expiration date of their tender offer for Units of limited partnership interest (the "Units") in UNITED INVESTORS INCOME PROPERTIES, L.P. (the "Partnership"). The expiration date has been extended through August 12, 2005.

     As of the date hereof, a total of 1,639 Units of the Partnership have been tendered by securities holders and not withdrawn. No other Units have been tendered to date.

     For further information, contact Christine Simpson at the below telephone number.

MacKenzie Patterson Fuller, Inc.
1640 School Street, Suite 100
Moraga, California 94556
Telephone: 925-631-9100